Exhibit 3.2

FORM OF

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

HUNTER MARITIME ACQUISITION CORP.

UNDER SECTION 93 OF THE

MARSHALL ISLANDS BUSINESS CORPORATIONS ACT

The undersigned, Ludovic Saverys, as the Chief Financial Officer of Hunter Maritime Acquisition Corp. (the “Corporation”), a corporation organized under the laws of the Republic of the Marshall Islands on June 24, 2016, for the purpose of amending and restating the Articles of Incorporation of said Corporation pursuant to Section 93 of the Business Corporations Act, hereby certifies that:

1. The name of the Corporation is “Hunter Maritime Acquisition Corp.”

2. The Corporation’s Articles of Incorporation were filed with the Registrar of Corporations of the Republic of the Marshall Islands on June 24, 2016 (the “Original Articles”).

3. These Amended and Restated Articles of Incorporation restate and integrate and further amend the Original Articles.

4. These Amended and Restated Articles of Incorporation were authorized by actions of the Board of Directors of the Corporation.

IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation this [•] day of [•], 2016.

Name:	Ludovic Saverys
Title:	Chief Financial Officer

FORM OF

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

HUNTER MARITIME ACQUISITION CORP.

ARTICLE I

NAME AND EXISTENCE

The name of the corporation is Hunter Maritime Acquisition Corp. (the “Corporation”). Corporate existence commenced on June 24, 2016 and shall continue upon the filing of these Amended and Restated Articles of Incorporation with the Registrar of Corporations as of the filing date stated on these Amended and Restated Articles of Incorporation.

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be now or hereafter organized under the Marshall Islands Business Corporations Act (the “BCA”). The Corporation shall have every power which a corporation now or hereafter organized under the BCA may have. Without limiting the generality of the foregoing, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation including, but not limited to, effecting a merger, capital stock exchange, asset acquisition, debt acquisition, stock purchase, reorganization or other similar business combination, involving the Corporation and one or more businesses or entities (a “Business Combination”).

ARTICLE III

REGISTERED OFFICE AND REGISTERED AGENT

The address of the registered office of the Corporation in the Republic of the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960, and the name of the Corporation’s registered agent at such address is the Trust Company of the Marshall Islands.

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock.

(a) The aggregate number of shares of capital stock which the Corporation is authorized to issue is registered shares, consisting of (a)                     shares of common stock, par value $0.0001 per share (the “Common Stock”), including (i)                     shares of Class A Common Stock (the “Class A Common Stock”) and (ii)                     shares of Class B Common Stock (the “Class B Common Stock”) and (b)                     shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.2 Common Stock.

(a) Subject to Article IX hereof and any rights or restrictions attached to any class of Common Stock, the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the shareholders on which the holders of Common Stock are entitled to vote.

(b) No holder of shares of the Corporation of any class, now or hereafter authorized, shall have any preferential or preemptive rights to subscribe for, purchase or receive any shares of the Corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe to or purchase such shares, or any securities convertible into or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the Corporation.

(c) Prior to the closing of the initial Business Combination, holders of Class B Common Stock shall have the exclusive right to vote for the election or removal of directors. For the avoidance of doubt, prior to the closing of the initial Business Combination, holders of Class A Common Stock shall have no right to vote on the appointment or removal of any director. The affirmative vote of the holders of 90% or more of the outstanding shares of Common Stock of the Corporation (considered for this purpose as one class) shall be required to amend, alter, change or repeal this this Section 4.2(c) of this Article IV.

(d) After the closing of the initial Business Combination, except as otherwise required by law or these Amended and Restated Articles of Incorporation, at any annual or special meeting of shareholders of the Corporation, the holders of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the shareholders. Notwithstanding the foregoing, except as otherwise required by law or these Amended and Restated Articles of Incorporation, the holders of the Common Stock shall not be entitled to vote on any amendment to these Amended and Restated Articles that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to these Amended and Restated Articles.

(e) Class B Common Stock – Initial Issuance. Upon the effectiveness of these Amended and Restated Articles of Incorporation, each of the 4,312,500 shares (the “Founder Shares”) issued by the Corporation on July 11, 2016, representing all of the issued and outstanding shares of the Corporation as of the date hereof, shall automatically, without further action on the part of the Corporation or the holder of the Founder Shares, be reclassified and converted, on a one-for-one basis, so that, at the time of effectiveness of these Amended and Restated Articles of Incorporation, each Founder Share will become one new validly issued, fully paid and nonassessable share of Class B Common Stock authorized hereunder. The holder of the Founder Shares shall exchange with the Corporation each certificate evidencing such Founder Shares held by the holder for a certificate or book entry credit evidencing the Class B Common Stock issued pursuant to this Section 4.2(e) of this Article IV. The reclassification and conversion of the Founder Shares will be deemed to occur at the time of effectiveness of these Amended and Restated Articles, regardless of when and whether any certificates previously representing such Founder Shares (if such shares are in certificated form) are physically surrendered to the Corporation in exchange for certificates or book entry credits representing such new shares of Class B Common Stock.

(f) Class B Common Stock – Conversion Upon Initial Business Combination.

(i) Effective upon the business day following the closing of the initial Business Combination (the “Conversion Date”), each share of Class B Common Stock shall automatically, without further action on the part of the Corporation or the holder of the shares of Class B Common Stock, be reclassified and converted, on a one-for-one basis (the “Conversion Ratio”), to shares of Class A Common Stock, so that each share of Class B Common Stock will become one new validly issued, fully paid and nonassessable share of Class A Common Stock authorized hereunder. The holder of the Class B Common Stock shall exchange with the Corporation each certificate or book entry credit evidencing such Class B Common Stock held by the holder for a certificate or book entry credit evidencing the Class A Common Stock issued pursuant to this Section 4.2(f) of this Article IV. The reclassification and conversion of the Class B Common Stock will be deemed to occur at the Conversion Date, regardless of when and whether any certificates previously representing such shares of Class B Common Stock (if such shares are in certificated form) are physically surrendered to the Corporation in exchange for certificates or book entry credits representing such new shares of Class A Common Stock.

(ii) Notwithstanding Section 4.2(f)(i) of this Article IV, in the case that additional shares of Class A Common Stock, or equity-linked securities (collectively, “Additional Shares”), are issued or deemed issued in excess of the amounts offered in the Corporation’s initial public offering of securities (the “Offering”) in a transaction that is related to the initial Business Combination, the Conversion Ratio shall be adjusted so that the number of shares of Class A Common Stock issuable on the Conversion Date, upon the conversion of all shares of Class B Common Stock, in the aggregate, shall equal, on an as converted basis, 20% of the Outstanding Shares. “Outstanding Shares” shall mean (a) all shares of Common Stock issued and outstanding upon the completion of the Offering, plus (b) all Additional Shares issued or deemed issued in connection with the initial Business Combination (excluding any shares or equity-linked securities issued or issuable to any seller in the initial Business Combination and pursuant to any warrants issued to the Sponsor (defined below) or affiliates of the Corporation), minus (c) any shares of Class A Common Stock redeemed in connection with the initial Business Combination.

(iii) Notwithstanding anything to the contrary contained in this Section 4.2(f) of this Article IV, in no event may the Class B Common Stock convert into Class A Common Stock at a ratio that is less than one-for-one.

(iv) Each share of Class B Common Stock shall convert into its pro rata number of shares of Class A Common Stock pursuant to this Section 4.2(f) of this Article IV. The pro rata share for each holder of Class B Common Stock will be determined as follows: Each share of Class B Common Stock shall convert into such number of shares of Class A Common Stock as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of shares of Class A Common Stock into which all of the issued and outstanding shares of Class B Common Stock shall be converted pursuant to this Section 4.2(f) of this Article IV and the denominator of which shall be the total number of issued and outstanding shares of Class B Common Stock at the time of conversion.

Section 4.3 Preferred Stock. The Board of Directors shall have the authority to authorize the issuance from time to time of one or more classes of preferred shares with one or more series within any class thereof, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions thereon as shall be set forth in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such preferred shares.

Section 4.4 Rights and Options. Subject to Section 4.2(b) hereof, the Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to purchase shares of any class or series of the Corporation’s capital stock or other securities of the Corporation, and such rights, warrants and options shall be evidenced by instrument(s) approved by the Board. The Board of Directors is hereby empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1 Board Powers. The business, affairs and property of the Corporation shall be managed by, or under the direction of, the Board of Directors. In addition to the powers and authority expressly conferred upon the Board of Directors by statute, these Amended and Restated Articles of Incorporation or the Bylaws (“Bylaws”) of the Corporation, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the BCA, these Amended and Restated Articles of Incorporation, and the Bylaws.

Section 5.2 Number, Election and Term.

(a) The number of directors, constituting the entire Board of Directors of the Corporation, shall be not less than one, as fixed from time to time by the vote of not less than two-thirds of the entire Board of Directors; provided, however, that the number of directors shall not be reduced so as to shorten the term of any director at the time in office. The phrase “two-thirds of the entire Board of Directors” as used in these Amended and Restated Articles of Incorporation shall be deemed to refer to two-thirds of the number of directors constituting the Board of Directors as provided in or pursuant to this Section 5.2(a) of this Article V, without regard to any vacancies then existing.

(b) Subject to Section 5.5 hereof, at any time the Board of Directors is comprised of at least three members, the Board of Directors shall be divided into three classes, as nearly equal in number as possible as the then total number of directors constituting the entire Board of Directors permits, with the term of office of one or another of the three classes expiring each year. As soon as practicable after the Board of Directors is comprised of three or more members, the Board of Directors shall divide itself into three classes, designated Class I, Class II and Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the shareholders of the Corporation following the effectiveness of these Amended and Restated Articles of Incorporation, the term of the initial Class II Directors shall expire at the second annual meeting of the shareholders of the Corporation following the effectiveness of these Amended and Restated Articles of Incorporation and the term of the initial Class III Directors shall expire at the third annual meeting of the shareholders of the Corporation following the effectiveness of these Amended and Restated Articles of Incorporation. At each succeeding annual meeting of the shareholders of the Corporation, beginning with the first annual meeting of the shareholders of the Corporation following the effectiveness of these Amended and Restated Articles of Incorporation, successors to the class of directors whose term expires at that annual meeting shall be identified as being directors of the same class, if any, as the directors whom they succeed and, subject to Section 5.5 hereof, each of them shall hold office until the next annual meeting of shareholders (assuming the Board of Directors is not classified) or the third succeeding annual meeting of shareholders (if the Board of Directors is then classified), and until such director’s successor is elected and has qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. Subject to Section 5.5 hereof, if the number of directors is changed, any increase or decrease shall be apportioned by the Board of Directors among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director.

(c) Directors shall be elected by a plurality of the votes cast at a meeting of shareholders by the holders of shares entitled to vote in the election. Cumulative voting, as defined in Division 7, Section 71(2) of the BCA, shall not be used to elect directors.

Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by the vote of not less than a majority of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by shareholders), and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors have been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal. Subject to Section 5.2(b) and Section 5.5 hereof, and notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law), any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of 70% or more of the issued and outstanding shares of common stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the shareholders called for that purpose. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of preferred stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the provisions of this Section 5.4 of this Article V shall not apply with respect to the director or directors elected by such shareholders of preferred stock.

Section 5.5 Preferred Stock – Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in these Amended and Restated Articles of Incorporation and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

Section 5.6 Amendment of Article V. Except as otherwise provided in this Article V, and notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Amended and Restated Articles of Incorporation or the Bylaws of the Corporation), the affirmative vote of the holders of two-thirds or more of the outstanding shares of common stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article V.

ARTICLE VI

BYLAWS

Making, amending, altering or repealing the Bylaws of the Corporation shall be governed by the provisions of the Corporation’s bylaws as in effect at such time. Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or the Corporation’s Bylaws (and notwithstanding the fact that some lesser percentage may be specified by law, these Amended and Restated Articles of Incorporation or the bylaws of the Corporation), the affirmative vote of the holders of at least two-thirds of the outstanding shares of Common Stock entitled to vote generally in the election of directors, voting together as a single class, shall be required for the shareholders to adopt, amend, alter or repeal this Article VI. No Bylaws hereafter adopted shall invalidate any prior act of the Board of Directors that would have been valid if such Bylaws had not been adopted.

ARTICLE VII

MEETINGS OF SHAREHOLDERS

Section 7.1 Meetings. Any action required or permitted to be taken by the shareholders of the Corporation must be effected by a duly called annual or special meeting of such shareholders, provided that any action required or permitted to be taken by the shareholders of the Corporation may be effected by the consent in writing by all of the shareholders entitled to vote with respect to the subject matter. Except as otherwise required by law, special meetings of shareholders of the Corporation for any purpose may be called at any time only by (i) the Chief Executive Officer of the Corporation or (ii) the Board of Directors pursuant to a resolution duly adopted by a majority of the total number of directors which states the purpose or purposes thereof. The shareholders shall have no right to call a special meeting. At a special meeting of shareholders, only such business shall be conducted as shall be specified in the notice of meeting (or any supplement thereto).

Section 7.2 Quorum. The quorum for shareholders’ meetings shall be set forth in the Corporation’s Bylaws.

ARTICLE VIII

LIMITATION OF DIRECTOR LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. No director of the Corporation shall be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the BCA as the same exists or may hereafter be amended. If the BCA is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the BCA, as so amended. Any repeal or modification of this Article VIII shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to matters, acts or omissions occurring or any cause of action, suit, claim, accruing or arising, prior to such repeal or modification.

Section 8.2 Indemnification and Advancement of Expenses.

(a) Any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another partnership, joint venture, trust or other enterprise shall be entitled to be indemnified by the Corporation upon the same terms, under the same conditions, and to the same extent as authorized by Section 60 of the BCA, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. If the BCA is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the BCA, as so amended. The Corporation shall have the power to pay in advance expenses a director or officer incurred while defending a civil or criminal proceeding, provided that the director or officer will repay the amount if it shall ultimately be determined that he or she is not entitled to indemnification under this section. Any repeal or modification of this

Section 8.2(a) of this Article VIII shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 of this Article VIII shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, the Amended and Restated Articles of Incorporation, the Bylaws, an agreement, or otherwise.

(c) This Section 8.2 of this Article VIII shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX

BUSINESS COMBINATION REQUIREMENTS; EXISTENCE

Section 9.1 General.

(a) The provisions of this Article IX shall apply during the period commencing upon the effectiveness of these Amended and Restated Articles of Incorporation and terminating upon the consummation of the Corporation’s initial Business Combination and no amendment to this Article IX shall be effective prior to the consummation of the initial Business Combination unless approved by the affirmative vote of the holders of at least sixty-five percent (65%) of all then outstanding shares of Common Stock voting together as a single class.

(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form F-1, as initially filed with the U.S. Securities and Exchange Commission (the “Commission”) on October 11, 2016, as thereafter amended (the “Registration Statement”), shall be deposited in a trust account or escrow account (the “Trust Account”), established for the benefit of the Public Shareholders (as defined below) pursuant to that certain Investment Management Trust Agreement described in the Registration Statement. Except for the withdrawal of interest to pay taxes and for working capital expenses, none of the funds held in the Trust Account will be released from the Trust Account until the earlier of (i) the completion of the initial Business Combination, (ii) the redemption of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination within 24 months from the closing of the Offering, subject to applicable law, or (iii) the redemption of the Offering Shares properly submitted in connection with a shareholder vote to approve an amendment to our Amended and Restated Articles of Incorporation that would affect the substance or timing of the Corporation’s obligation to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination within 24 months of the closing of the Offering. Holders of shares of the Corporation’s Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such shareholders are affiliates of the Corporation’s sponsor, Bocimar Hunter NV (the “Sponsor”), or officers or directors of the Corporation) are referred to herein as “Public Shareholders.”

Section 9.2 Redemption and Repurchase Rights.

(a) Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed or repurchased upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Sections 9.2(b) and 9.2(c) (such rights of such shareholders to have their Offering Shares redeemed or repurchased pursuant to such Sections, the “Redemption Rights”) hereof for cash equal to the applicable redemption or repurchase price per share determined in accordance with Section 9.2(b) hereof (the “Redemption Price”); provided, however, that the Corporation shall not redeem or repurchase Offering Shares to the extent that such redemption or repurchase would result in the Corporation having net tangible assets of less than $5,000,001 (such limitation hereinafter called the “Redemption Limitation”). Notwithstanding anything to the contrary contained in these Amended and Restated Articles of Incorporation, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering or otherwise.

(b) (i) Repurchase Rights. Unless the Corporation offers to redeem the Offering Shares as described in Section 9.2(b)(ii), it shall offer to repurchase the Offering Shares pursuant to a tender offer in accordance with Rule 13e-4 and Regulation 14E of the Securities Exhange Act of 1934, as amended (the “Exchange Act”) (such rules and regulations hereinafter called the “Tender Offer Rules”) which it shall commence prior to the consummation of the initial Business Combination and shall file tender offer documents with the Commission that contain substantially the same financial and other information about the initial Business Combination and the Redemption Rights as is required under Regulation 14A of the Exchange Act (such rules and regulations hereinafter called the “Proxy Solicitation Rules”). If the Corporation offers to repurchase the Offering Shares (and has not otherwise withdrawn the tender offer), the Redemption Price per share of the Common Stock payable to holders of the Offering Shares tendering their Offering Shares pursuant to such tender offer shall be equal to, subject to the Redemption Limitation, the quotient obtained by dividing: (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the date of the commencement of the tender offer, including interest (which interest shall be net of taxes payable and any amounts released to fund working capital requirements), by (ii) the total number of then outstanding Offering Shares. If the Corporation conducts a tender offer pursuant to this Section 9.2(b)(i), the Corporation shall consummate the proposed initial Business Combination only if the Redemption Limitation is not exceeded.

(ii) Redemption Rights. If a shareholder vote is required by law to approve the proposed initial Business Combination or the Corporation decides to hold a shareholder vote on the proposed initial Business Combination for business or other legal reasons, the Corporation shall offer to redeem the Offering Shares at a Redemption Price per share of the Common Stock payable to holders of the Offering Shares exercising their Redemption Rights (irrespective of whether they voted in favor or against the initial Business Combination) equal to, subject to the Redemption Limitation, the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest (which interest shall be net of taxes payable and any amounts released to fund working capital requirements), by (b) the total number of then outstanding Offering Shares.

(c) If the Corporation offers to redeem the Offering Shares in conjunction with a shareholder vote on an initial Business Combination pursuant to a proxy solicitation, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), shall be restricted from seeking Redemption Rights with respect to an aggregate of 20% or more of the Offering Shares

(d) In the event that the Corporation has not consummated a Business Combination within 24 months from the closing of the Offering, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter redeem the Offering Shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable and any amounts released to the Corporation to fund working capital requirements), divided by the number of then outstanding Offering Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Board of Directors in accordance with applicable law, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to the Corporation’s obligations under the BCA to provide for claims of creditors and other requirements of applicable law.

(e) If the Corporation offers to redeem the Offering Shares in conjunction with a shareholder vote on an initial Business Combination, the Corporation shall consummate the proposed Business Combination only if (i) such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a shareholder meeting held to consider such initial Business Combination and (ii) the Redemption Limitation is not exceeded.

Section 9.3 Distributions from the Trust Account.

(a) A Public Shareholder shall be entitled to receive funds from the Trust Account only as provided in Sections 9.2(a), 9.2(b), 9.2(d) or 9.7 hereof. In no other circumstances shall a Public Shareholder have any right or interest of any kind in or to distributions from the Trust Account, and no shareholder other than a Public Shareholder shall have any interest in or to the Trust Account.

(b) Each Public Shareholder that does not exercise its Redemption Rights shall retain its interest in the Corporation and shall be deemed to have given its consent to the release of the remaining funds in the Trust Account to the Corporation, and following payment to any Public Shareholders exercising their Redemption Rights, the remaining funds in the Trust Account shall be released to the Corporation.

(c) The exercise by a Public Shareholder of the Redemption Rights shall be conditioned on such Public Shareholder following the specific procedures for redemptions set forth by the Corporation in any applicable tender offer or proxy materials sent to the Corporation’s Public Shareholders relating to the proposed initial Business Combination. Payment of the amounts necessary to satisfy the Redemption Rights properly exercised shall be made as promptly as practical after the consummation of the initial Business Combination. A Public Shareholder must follow any procedures specified in the applicable registration statement or proxy solicitation materials in order to redeem any Offering Shares.

Section 9.4 Share Issuances. Prior to the consummation of the Corporation’s initial Business Combination, the Corporation shall not issue any additional shares of capital stock or any securities convertible into capital stock of the Corporation that would entitle the holders thereof to receive funds from the Trust Account or vote on an initial Business Combination.

Section 9.5 Transactions with Affiliates. In the event the Corporation enters into an initial Business Combination with a target business that is affiliated with the Sponsor, or the directors or officers of the Corporation, the Corporation, or a committee of the independent directors of the Corporation, shall obtain an opinion from an independent investment banking firm or valuation expert that is recognized within the shipping industry that such Business Combination is fair to the Corporation from a financial point of view.

Section 9.6 No Transactions with Other Blank Check Companies. The Corporation shall not enter into a Business Combination with another blank check company or a similar company with nominal operations.

Section 9.7 Additional Redemption Rights. If, in accordance with Section 9.1(a), any amendment is made to Section 9.2(d) that would affect the substance or timing of the Corporation’s obligation to redeem 100% of the Offering Shares if the Corporation has not consummated a Business Combination within 24 months from the date of the closing of the Offering, the Public Shareholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable and any amounts released to fund working capital requirements), divided by the number of then outstanding Offering Shares. The Corporation’s ability to provide such opportunity is subject to the Redemption Limitation.

Section 9.8 Minimum Value of Target. So long as the Corporation’s securities are listed on the Nasdaq Capital Market, the Corporation’s Business Combination must occur with one or more target businesses that together have a fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the Business Combination.

ARTICLE X

AMENDMENT OF AMENDED AND RESTATED

ARTICLES OF INCORPORATION

The Corporation reserves the right, at any time and from time to time, to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation, in the manner now or hereafter prescribed by these Amended and Restated Articles of Incorporation, the Corporation’s Bylaws, and the BCA; and, except as set forth in Article VIII, all rights, preferences and privileges herein conferred upon shareholders, directors or any other persons by and pursuant to these Amended and Restated Articles of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article X; provided, however, that Article IV, Article V, and Article IX of these Amended and Restated Articles of Incorporation may be amended, altered, changed, or repealed only as provided therein.